                                                                    EXHIBIT 99.2

                                    BUSINESS

OVERVIEW

     We are a direct wholly-owned operating subsidiary of PDV America, a wholly-owned subsidiary of PDV Holding. Our ultimate parent is Petroleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela. We are engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes, mainly within the continental United States east of the Rocky Mountains.

     Our transportation fuel customers include primarily CITGO branded independent wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. We generally market asphalt to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States. We sell lubricants principally in the United States to independent marketers, mass marketers and industrial customers. We have commenced operations to sell lubricants, gasoline, and distillates in various Latin American markets. We sell petrochemical feedstocks and industrial products to various manufacturers and industrial companies throughout the United States. We sell petroleum coke primarily in international markets.

     On January 1, 2002, PDV America made a contribution to our capital of all of the common stock of VPHI. Effective January 1, 2002, the accounts of VPHI were included in our consolidated financial statements at the historical carrying value of PDV America's investment in VPHI. Amounts shown for the years ended December 31, 2000 and 2001 have been restated to give effect to this transaction as if it took place on January 1, 2000.

     The principal asset of VPHI is a petroleum refinery owned by its wholly-owned subsidiary, PDV Midwest Refining L.L.C. ("PDVMR"), located in Lemont, Illinois. We have operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since May 1997. We plan to continue to operate the refinery as a source of supply for transportation fuels and petrochemicals.

COMPETITIVE NATURE OF THE PETROLEUM REFINING BUSINESS

     The petroleum refining industry is cyclical and highly volatile, reflecting capital intensity with high fixed and low variable costs. Petroleum industry operations and profitability are influenced by a large number of factors, over some of which individual petroleum refining and marketing companies have little control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, have a significant impact on how companies conduct their operations and formulate their products. Demand for crude oil and its products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play significant parts. Generally, U.S. refiners compete for sales on the basis of price, brand image and, in some areas, product quality.

REFINING

     Our aggregate net interest in rated crude oil refining capacity is 865 MBPD. The following table shows the capacity of each refinery in which we hold an interest and our share of such capacity as of December 31, 2002.

                            CITGO REFINING CAPACITY

                                                       TOTAL
                                                       RATED      NET CITGO     SOLOMON
                                                       CRUDE      OWNERSHIP     PROCESS
                                            CITGO     REFINING   IN REFINING   COMPLEXITY
                              OWNER        INTEREST   CAPACITY    CAPACITY       RATING
                          --------------   --------   --------   -----------   ----------
                                             (%)       (MBPD)      (MBPD)
LOCATION
  Lake Charles, LA......  CITGO              100         320         320          17.7
  Corpus Christi, TX....  CITGO              100         157         157          16.3
  Lemont, IL............  CITGO              100         167         167          11.7
  Paulsboro, NJ.........  CITGO              100          84          84            --
  Savannah, GA..........  CITGO              100          28          28            --
  Houston, TX...........  LYONDELL-CITGO      41         265         109          15.0
                                                        ----         ---
     Total rated crude oil refining capacity.......    1,021         865
                                                        ====         ===

     Our Lake Charles, Corpus Christi and Lemont refineries each have the capability to process large volumes of heavy crude oil into a flexible slate of refined products. They have Solomon Process Complexity Ratings of 17.7, 16.3 and 11.7, respectively, as compared to an average of 13.9 for U.S. refineries in the most recently available Solomon Associates, Inc. survey. The rating is an industry measure of a refinery's ability to produce higher value products, with a higher rating indicating a greater capability to produce such products.

     The following table shows our aggregate interest in refining capacity, refinery input, and product yield for the three years ended December 31, 2002.

                          CITGO REFINERY PRODUCTION(1)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            2002          2001          2000
                                                         ----------    ----------    ----------
                                                         (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year end....................  865           865           865
Refinery input
  Crude oil............................................  674    84%    737    83%    791    83%
  Other feedstocks.....................................  131    16%    150    17%    157    17%
                                                         ---   ----    ---   ----    ---   ----
    Total..............................................  805   100%    887   100%    948   100%
                                                         ===   ====    ===   ====    ===   ====
Product yield
  Light fuels
    Gasoline...........................................  379    46%    375    42%    419    44%
    Jet fuel...........................................   76     9%     76     8%     79     8%
    Diesel/#2 fuel.....................................  153    19%    172    19%    182    19%
Asphalt................................................   16     2%     44     6%     47     5%
Petrochemicals and industrial products.................  194    24%    228    25%    230    24%
                                                         ---   ----    ---   ----    ---   ----
    Total..............................................  818   100%    895   100%    957   100%
                                                         ===   ====    ===   ====    ===   ====
Utilization of rated refining capacity.................         78%           85%           91%

---------------

(1) Includes 41.25% of the LYONDELL-CITGO refinery production.

     We produce our light fuels and petrochemicals primarily through our Lake Charles, Corpus Christi and Lemont refineries. Asphalt refining operations are carried out through our Paulsboro and Savannah refineries. We purchase refined products from LYONDELL-CITGO, our joint venture refinery in Houston.

     Lake Charles, Louisiana Refinery. This refinery has a rated refining capacity of 320 MBPD. It has the capability to produce significant quantities of high-octane unleaded gasoline and reformulated gasoline.

     The following table shows the rated refining capacity, refinery input and product yield and selected operating data at the Lake Charles refinery for the three years ended December 31, 2002.

                        LAKE CHARLES REFINERY PRODUCTION

                                                     YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             2002             2001             2000
                                         -------------    -------------    -------------
                                              (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year
  end................................      320              320              320
Refinery input
  Crude oil..........................      320     92%      317      90%     319     87%
  Other feedstocks...................       28      8%       37      10%      48     13%
                                         =====    ===     =====   =====    =====    ===
     Total...........................      348    100%      354     100%     367    100%
                                         =====    ===     =====   =====    =====    ===
Product yield
  Light fuels
     Gasoline........................      184     51%      175      48%     187     50%
     Jet fuel........................       68     19%       67      19%      70     19%
     Diesel/#2 fuel..................       45     13%       62      17%      58     15%
  Petrochemicals and industrial
     products........................       60     17%       57      16%      59     16%
                                         -----    ---     -----   -----    -----    ---
     Total...........................      357    100%      361     100%     374    100%
                                         =====    ===     =====   =====    =====    ===

Utilization of rated refining
  capacity...........................             100%               99%            100%

Per barrel of throughput (dollars per
  barrel)
  Gross margin.......................    $4.16            $5.83              N/A
  Operating expense..................    $2.87            $2.77            $2.66

     N/A: Information not available

     The Lake Charles refinery's Gulf Coast location provides it with access to crude oil deliveries from multiple sources; imported crude oil and feedstock supplies are delivered by ship directly to the Lake Charles refinery, while domestic crude oil supplies are delivered by pipeline and barge. In addition, the refinery is connected by pipelines to the Louisiana Offshore Oil Port and to terminal facilities in the Houston area through which it can receive crude oil deliveries. For delivery of refined products, the refinery is connected through the Lake Charles Pipeline directly to the Colonial and Explorer Pipelines, which are the major refined product pipelines supplying the Northeast and Midwest regions of the United States, respectively. The refinery also uses adjacent terminals and docks, which provide access for ocean tankers and barges to load refined products for shipment.

     The Lake Charles refinery's main petrochemical products are propylene and benzene. Industrial products include sulphur, residual fuels and petroleum coke.

     We own and operate a lubricants refinery located adjacent to the Lake Charles refinery. Primarily because of its specific design, the refinery produces high quality oils and waxes and is one of the few in the industry designed as a stand-alone lubricants refinery.

     Corpus Christi, Texas Refinery. The Corpus Christi refinery complex consists of the East and West Plants, located within five miles of each other.

     The following table shows rated refining capacity, refinery input and product yield and selected operating data at the Corpus Christi refinery for the three years ended December 31, 2002.

                       CORPUS CHRISTI REFINERY PRODUCTION

                                                     YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------
                                             2002             2001             2000
                                         -------------    -------------    -------------
                                              (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year
  end................................      157              157              150
Refinery input
  Crude oil..........................      154     73%      154     71%      149     70%
  Other feedstocks...................       57     27%       64     29%       65     30%
                                         -----    ---     -----    ---     -----    ---
     Total...........................      211    100%      218    100%      214    100%
                                         =====    ===     =====    ===     =====    ===
Product yield
  Light fuels
     Gasoline........................       93     44%       90     42%       95     46%
     Diesel/#2 fuel..................       59     28%       57     26%       58     27%
  Petrochemicals and industrial
     products........................       58     28%       69     32%       58     27%
                                         -----    ---     -----    ---     -----    ---
     Total...........................      210    100%      216    100%      211    100%
                                         =====    ===     =====    ===     =====    ===

Utilization of Rated Refining
  Capacity...........................              98%              98%              99%

Per barrel of throughput (dollars per
  barrel)
  Gross margin.......................    $4.37            $5.67              N/A
  Operating expense..................    $2.32            $2.33            $2.25

     N/A: Information not available

     We operate the West Plant under a sublease agreement from Union Pacific Corporation. The basic term of the sublease ends on January 1, 2004, but we may renew the sublease for successive renewal terms through January 31, 2011. We have the right to purchase the West Plant from Union Pacific at the end of the basic term, the end of any renewal term, or on January 31, 2011 at a nominal price.

     The Corpus Christi refinery's main petrochemical products include cumene, cyclohexane, and aromatics (including benzene, toluene and xylene).

     Lemont, Illinois Refinery. The Lemont refinery processes primarily heavy Canadian crude oil into a flexible slate of refined products.

     The following table shows rated refining capacity, refinery input and product yield and selected operating data at the Lemont refinery for the three years ended December 31, 2002.

                           LEMONT REFINERY PRODUCTION

                                                   YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                           2002             2001              2000
                                       -------------    -------------    --------------
                                            (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year
  end..............................      167              167              167
Refinery input
  Crude oil........................       69     73%       98     78%      153       89%
  Other feedstocks.................       25     27%       28     22%       18       11%
                                       -----    ---     -----    ---     -----    -----
     Total.........................       94    100%      126    100%      171      100%
                                       =====    ===     =====    ===     =====    =====
Product yield
  Light fuels
     Gasoline......................       54     59%       68     56%       89       52%
     Jet fuel......................       --      0%       --      0%        1        1%
     Diesel/#2 fuel................       16     17%       24     20%       40       23%
Petrochemicals and industrial
  products.........................       22     24%       30     24%       41       24%
                                       -----    ---     -----    ---     -----    -----
     Total.........................       92    100%      122    100%      171      100%
                                       =====    ===     =====    ===     =====    =====

Utilization of rated refining
  capacity.........................              41%              59%                92%

Per barrel of throughput (dollars
  per barrel)
  Gross margin.....................    $3.23            $7.12              N/A
  Operating expense................    $4.70            $3.17            $2.16

     Crude oil is supplied to the refinery by pipeline.

     N/A: Information not available

     Petrochemical products at the Lemont refinery include benzene, toluene and xylene, plus a range of ten different aliphatic solvents.

     On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit was operational in May 2002. See Consolidated Financial Statements of CITGO for further information.

     LYONDELL-CITGO Refining LP. Subsidiaries of CITGO and Lyondell Chemical Company ("Lyondell") are partners in LYONDELL-CITGO, which owns and operates a 265 MBPD refinery previously owned by Lyondell and located on the ship channel in Houston, Texas. At December 31, 2002, our investment in LYONDELL-CITGO was $518 million. In addition, at December 31, 2002, we held notes receivable from LYONDELL-CITGO of $35 million. A substantial amount of the crude oil processed by this refinery is supplied by PDVSA under a long-term crude oil supply agreement that expires in the year 2017. For fiscal 2002, LYONDELL-CITGO constituted a significant investment for us in a 50-percent-or-less-owned person under SEC regulations. Therefore, we will be required to include separate financial statements for LYONDELL-CITGO in our annual report that we file with the SEC on Form 10-K.

     PDVSA has invoked its contractual right to declare a force majeure under the supply agreement with LYONDELL-CITGO at certain points in each of 2000, 2001 and 2002 for varying periods of time for various reasons. As a result of these declarations, PDVSA was relieved of its obligation to deliver crude oil under the supply agreement and LYONDELL-CITGO had to purchase crude oil from alternate sources, which resulted in increased volatility to operating margins.

CRUDE OIL AND REFINED PRODUCT PURCHASES

     We do not own any crude oil reserves or production facilities, and must therefore rely on purchases of crude oil and feedstocks for our refinery operations. In addition, because our refinery operations do not produce sufficient refined products to meet the demands of our marketers, we purchase refined products, primarily gasoline, from other refiners, including a number of affiliated companies.

     Crude Oil Purchases. The following chart shows our purchases of crude oil for the three years ended December 31, 2002:

                           CITGO CRUDE OIL PURCHASES

                                                 LAKE CHARLES, LA    CORPUS CHRISTI, TX       LEMONT, IL
                                                ------------------   ------------------   ------------------
                                                2002   2001   2000   2002   2001   2000   2002   2001   2000
                                                ----   ----   ----   ----   ----   ----   ----   ----   ----
                                                                           (MBPD)
SUPPLIERS
PDVSA.........................................  125    136    104    126    138    143     11     13     14
Other sources.................................  190    185    214     29     10      8     62     78    140
                                                ---    ---    ---    ---    ---    ---    ---    ---    ---
     Total....................................  315    321    318    155    148    151     73     91    154
                                                ---    ---    ---    ---    ---    ---    ---    ---    ---

                                                       PAULSBORO, NJ         SAVANNAH, GA
                                                     ------------------   ------------------
                                                     2002   2001   2000   2002   2001   2000
                                                     ----   ----   ----   ----   ----   ----
                                                                     (MBPD)
SUPPLIERS
PDVSA..............................................   36     39     47     22     22     22
Other sources......................................    7      3     --     --     --     --
                                                      --     --     --     --     --     --
     Total.........................................   43     42     47     22     22     22
                                                      ==     ==     ==     ==     ==     ==

     Our largest single supplier of crude oil is PDVSA. We have entered into crude oil supply agreements with PDVSA with respect to the crude oil requirements for each of our Lake Charles, Corpus Christi, Paulsboro and Savannah refineries. The following table shows the base and incremental volumes of crude oil contracted for delivery and the volumes of crude oil actually delivered under these contracts in the three years ended December 31, 2002.

                  CITGO CRUDE OIL SUPPLY CONTRACTS WITH PDVSA

                                                                   VOLUMES OF
                                                               CRUDE OIL PURCHASED
                                         CONTRACT CRUDE        FOR THE YEAR ENDED
                                           OIL VOLUME             DECEMBER 31,         CONTRACT
                                      ---------------------   ---------------------   EXPIRATION
                                      BASE   INCREMENTAL(1)   2002    2001    2000       DATE
                                      ----   --------------   -----   -----   -----   ----------
                                             (MBPD)                  (MBPD)             (YEAR)
LOCATION
Lake Charles, LA(2).................  120          70          109     117     110       2006
Corpus Christi, TX(2)...............  130          --          114     126     118       2012
Paulsboro, NJ(2)....................   30          --           26      26      28       2010
Savannah, GA(2).....................   12          --           12      12      12       2013

---------------

(1) The supply agreement for the Lake Charles refinery gives PDVSA the right to sell to us incremental volumes up to the maximum amount specified in the table, subject to certain restrictions relating to the type of crude oil to be supplied, refining capacity and other operational considerations at the refinery.

(2) Volumes purchased as shown on this table do not equal purchases from PDVSA (shown in the previous table) as a result of transfers between refineries of contract crude purchases included here and spot purchases from PDVSA which are included in the previous table.

     These crude oil supply agreements require PDVSA to supply minimum quantities of crude oil and other feedstocks to us for a fixed period. The supply agreements differ somewhat for each entity and each refinery but generally incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less

     - specified deemed refining costs;

     - specified actual costs, including transportation charges, or actual cost of natural gas and electricity, import duties and taxes; and

     - a deemed margin, which varies according to the grade of crude oil or feedstock delivered.

     Under each supply agreement, deemed margins and deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin we earn under the various supply agreements will vary depending on, among other things, the efficiency with which we conduct our operations during such period.

     These crude supply agreements contain force majeure provisions which excuse the performance by either party of its obligations under the agreement under specified circumstances. PDVSA has invoked the force majeure provisions and reduced the volume of crude oil supplied under the contracts at certain points during each of 2000, 2001 and 2002 for varying periods of time for a variety of reasons. As a result of these declarations of force majeure, we were required to obtain crude oil from alternative sources, which resulted in increased volatility in our operating margins.

     The supply agreements provide that if the supplier does not supply us with the volume of crude oil and feedstock required under that agreement and that failure is not excused by force majeure, then the supplier must pay us the deemed margin, in the case of the Lake Charles supply agreement, and the deemed margin and the applicable fixed cost, in the case of the Corpus Christi supply agreement, for the amount of crude oil and feedstock not supplied. During 2000, 2001 and 2002, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     We purchase sweet crude oil under long-standing relationships with numerous producers.

     Refined product purchases. We are required to purchase refined products to supplement the production of the Lake Charles, Corpus Christi and Lemont refineries in order to meet demand of our marketing network. The following table shows our purchases of refined products for the three years ended December 31, 2002.

                        CITGO REFINED PRODUCT PURCHASES

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              2002    2001   2000
                                                              -----   ----   ----
                                                                    (MBPD)
LIGHT FUELS
  Gasoline..................................................    689   640    616
  Jet fuel..................................................     61    74     81
  Diesel/#2 fuel............................................    239   264    264
                                                              -----   ---    ---
     Total..................................................    989   978    961
                                                              =====   ===    ===

     LYONDELL-CITGO is a major supplier of refined petroleum products to us. We purchase substantially all of the gasoline, diesel/#2 fuel, and jet fuel produced at the LYONDELL-CITGO refinery under a contract which extends through the year 2017. See "-- Refining -LYONDELL-CITGO Refining LP."

     In October 1998, an affiliate of PDVSA acquired a 50% equity interest in HOVENSA, a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands. Under the related product sales agreement, we purchase a substantial amount of the refined products output of the refinery.

MARKETING

     Our major products are light fuels (including gasoline, jet fuel, and diesel fuel), industrial products and petrochemicals, asphalt, lubricants and waxes. The following table shows revenues and volumes of each of these product categories for the three years ended December 31, 2002.

                CITGO REFINED PRODUCT SALES REVENUES AND VOLUMES

                                              YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                            ---------------------------    ------------------------
                                             2002      2001      2000       2002     2001     2000
                                            -------   -------   -------    ------   ------   ------
                                                   (IN MILLIONS)            (GALLONS IN MILLIONS)
LIGHT FUELS
Gasoline..................................  $11,758   $11,316   $12,447    15,026   13,585   13,648
Jet fuel..................................    1,402     1,660     2,065     2,003    2,190    2,367
Diesel/#2 fuel............................    3,462     3,984     4,750     5,031    5,429    5,565
Asphalt...................................      597       502       546       902      946      812
Petrochemicals and industrial products....    1,485     1,490     1,763     2,190    2,297    2,404
Lubricants and waxes......................      561       536       552       261      240      279
                                            -------   -------   -------    ------   ------   ------
     Total refined product sales..........  $19,265   $19,488   $22,123    25,413   24,687   25,075
                                            =======   =======   =======    ======   ======   ======

     The following table summarizes CITGO's cost of sales and operating expenses.

                   CITGO COST OF SALES AND OPERATING EXPENSES

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2002      2001      2000
                                                          -------   -------   -------
                                                                 (IN MILLIONS)
Crude oil...............................................   $5,098    $4,898    $6,784
Refined products........................................   11,077    10,686    11,638
Intermediate feedstocks.................................    1,489     1,496     1,573
Refining and manufacturing costs........................    1,233     1,113     1,058
Other operating costs and expenses and inventory
  changes...............................................      314       542       317
                                                          -------   -------   -------
     Total cost of sales and operating expenses.........  $19,211   $18,735   $21,370
                                                          =======   =======   =======

     Light Fuels. Gasoline sales accounted for 61% of our refined product sales in 2002, 58% in 2001 and 56% in 2000. We market CITGO branded gasoline through approximately 13,000 independently owned and operated CITGO branded retail outlets (including more than 11,000 branded retail outlets owned and operated by approximately 800 independent marketers and more than 2,000 7-Eleven(TM) convenience stores) located throughout the United States, primarily east of the Rocky Mountains. See "-- Crude Oil and Refined Product Purchases -- Refined Product Purchases."

     Our strategy is to enhance the value of the CITGO brand by delivering quality products and services to the consumer through a large network of independently owned and operated CITGO branded retail locations. This enhancement is accomplished through a commitment to quality, dependability and excellent customer service to our independent marketers, which constitute our primary distribution channel.

     Sales to independent branded marketers typically are made under contracts that range from three to seven years. Sales to 7-Eleven(TM) convenience stores are made under a contract that extends through the year 2006. Under this contract, we arrange all transportation and delivery of motor fuels and handle all product ordering. We also act as processing agent for the purpose of facilitating and implementing orders and purchases from third-party suppliers. We receive a processing fee for such services.

     We market jet fuel directly to airline customers at airports, in major hub cities, including Atlanta, Chicago, Dallas/Fort Worth, New York and Miami.

     Our delivery of light fuels to our customers is accomplished in part through 55 refined product terminals located throughout our primary market territory. Of these terminals, 44 are wholly-owned by us and 11 are jointly owned. Twelve of our product terminals have waterborne docking facilities, which greatly enhance the flexibility of our logistical system. In addition, we operate and deliver refined products from seven terminals owned by PDVMR in the Midwest. Refined product terminals owned or operated by us provide a total storage capacity of approximately 22 million barrels. Also, we have active exchange relationships with over 300 other refined product terminals, providing flexibility and timely response capability to meet distribution needs.

     Petrochemicals and Industrial Products. We sell petrochemicals in bulk to a variety of U.S. manufacturers as raw material for finished goods. The majority of our cumene production is sold to a joint venture phenol production plant in which we are a limited partner. The phenol plant produces phenol and acetone for sale primarily to the principal partner in the phenol plant for the production of plastics. Sulphur is sold to the U.S. and international fertilizer industries; cycle oils are sold for feedstock processing and blending; natural gas liquids are sold to the U.S. fuel and petrochemical industry; petroleum coke is sold primarily in international markets, through a joint venture, for use as kiln and boiler fuel; and residual fuel blendstocks are sold to a variety of fuel oil blenders.

     Asphalt. Our asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States for use in the construction and resurfacing of roadways.

We deliver asphalt through three wholly-owned terminals and twenty-three leased terminals. Demand for asphalt peaks in the summer months.

     Lubricants and Waxes. We market many different types, grades and container sizes of lubricants and wax products, with the bulk of sales consisting of automotive oil and lubricants and industrial lubricants. Other major lubricant products include 2-cycle engine oil and automatic transmission fluid.

INTERNATIONAL OPERATIONS

     We, through our wholly-owned subsidiary, CILA, are introducing the PDVSA and CITGO brands into various Latin American markets which will include wholesale and retail sales of lubricants, gasoline and distillates. Initial operations are underway in Puerto Rico, Ecuador, Brazil, Chile and Guatemala. We recently began a light oils marketing joint venture in the Dominican Republic. We are also seeking to sell lubricants, gasoline and distillates in various Latin American markets.

PIPELINE OPERATIONS

     We own and operate a crude oil pipeline and three products pipeline systems. We also have equity interests in three crude oil pipeline companies and five refined product pipeline companies. Our pipeline interests provide us with access to substantial refinery feedstocks and reliable transportation to refined product markets, as well as cash flows from dividends. One of the refined product pipelines in which we have an interest, Colonial Pipeline, is the largest refined product pipeline in the United States, transporting refined products from the Gulf Coast to the mid-Atlantic and eastern seaboard states.

EMPLOYEES

     We and our subsidiaries have a total of approximately 4,300 employees, approximately 1,600 of whom are covered by union contracts. Most of the union employees are employed in refining operations. The remaining union employees are located primarily at a lubricant plant and various refined product terminals.

ENVIRONMENT AND SAFETY

  ENVIRONMENT

     The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulphur gasoline and diesel fuel that have necessitated additional capital and operating expenditures, and altered significantly the U.S. refining industry and the return realized on refinery investments. Also, regulatory interpretations by the U.S. EPA regarding "modifications" to refinery equipment under the New Source Review ("NSR") provisions of the Clean Air Act have created uncertainty about the extent to which additional capital and operating expenditures will be required and administrative penalties imposed.

     In addition, we are subject to various other federal, state and local environmental laws and regulations that may require us to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect our plans with respect to environmental compliance and related expenditures. See "Forward Looking Statements."

     Our accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. We believe the amounts provided in our consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, we cannot assure that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on our consolidated results of operations, financial condition and cash flows.

     In 1992, we reached an agreement with the Louisiana Department of Environmental Quality (the "Louisiana Department"), to cease usage of certain surface impoundments at our Lake Charles refinery by

1994. A mutually acceptable closure plan was filed with the state in 1993. We and the former owner of the refinery are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, we presented a proposal to a state agency revising the 1993 closure plan. In 1998 and 2000, we submitted further revisions as requested by the Louisiana Department. The Louisiana Department issued an administrative order in June 2002 that addressed the requirements and schedule for proceeding to develop and implement the corrective action or closure plan for these surface impoundments and related waste units. Compliance with the terms of the administrative order has begun.

     The Texas Commission on Environmental Quality conducted a two-day multi-media investigation of the Corpus Christi refinery during 2002 and has issued a notice of enforcement to us identifying 31 items of alleged violations of Texas environmental regulations. We anticipate that penalties will be proposed with respect to these matters, but no amounts have yet been specified.

     In June 1999, we and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes that we and these other companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are potentially responsible parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from us and other PRPs and is conducting a remedial investigation/feasibility study, or RI/FS, under its CERCLA authority. We and other PRPs may be potentially responsible for the costs of the RI/FS, subsequent remedial actions and natural resource damages. We disagree with the U.S. EPA's allegations and intend to contest this matter.

     In January and July 2001, we received notices of violation ("NOVs") from the U.S. EPA alleging violations of the Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits or installing new control equipment under the NSR provisions of the Clean Air Act. The NOVs followed inspections and formal information requests regarding our Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois refineries. Since mid-2002, we have been engaged in global settlement negotiations with the United States. The settlement negotiations have focused on different levels of air pollutant emission reductions and the merits of various types of control equipment to achieve those reductions. No settlement agreement, or agreement in principle, has been reached. Based primarily on the costs of control equipment reported by the United States and other petroleum companies and the types and number of emission control devices that have been agreed to in previous petroleum companies' NSR settlement, with the United States, we estimate that the capital costs of a settlement with the United States could range from $130 to $200 million. Any such capital costs would be incurred over a period of years, anticipated to be from 2003 to 2008. Also, this cost estimate range, while based on current information and judgment, is dependent on a number of subjective factors, including the types of control devices installed, the emission limitations set for the units, the year the technology may be installed, and possible future operational changes. We also may be subject to possible penalties. If settlement discussions fail, we are prepared to contest the NOVs. If we are found to have violated the provisions cited in the NOVs, we estimate the capital expenditures and penalties that might result could range up to $290 million, to be incurred over a period of years.

     In June 1999, a NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants ("NESHAPS") regulations covering benzene emissions from wastewater treatment operations at our Lemont, Illinois refinery. We are in settlement discussions with the U.S. EPA. We believe this matter will be consolidated with the matters described in the previous paragraph.

     In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the Louisiana Department alleging various violations of the Louisiana air quality regulations at the Lake Charles, Louisiana refinery. We are in settlement discussions with the Louisiana Department.

     Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits of our and our subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Based upon current information, we are not aware that any such audits or their findings have resulted in the filing of such a proceeding or is the subject of a threatened filing with respect to such a proceeding, nor do we believe that any such audit or their findings will have a material adverse effect on our future business and operating results, except for events otherwise described in this offering circular.

     Conditions which require additional expenditures may exist with respect to our various sites including, but not limited to, our operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. Based on currently available information, we cannot determine the amount of any such future expenditures.

     Increasingly stringent environmental regulatory provisions and obligations periodically require additional capital expenditures. During 2002, we spent approximately $148 million for environmental and regulatory capital improvements in our operations. Management currently estimates that we will spend approximately $1.3 billion for environmental and regulatory capital projects over the five-year period 2003-2007. These estimates may vary due to a variety of factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Forward Looking Statements."

  SAFETY

     Due to the nature of petroleum refining and distribution, we are subject to stringent federal and state occupational health and safety laws and regulations. We maintain comprehensive safety, training and maintenance programs.

LEGAL PROCEEDINGS

     Various lawsuits and claims arising in the ordinary course of business are pending against us. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations. The most significant lawsuits and claims are discussed below.

     A class action lawsuit against us brought by four former marketers of the UNO-VEN Company ("UNO-VEN") in U.S. District Court in Wisconsin against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN has resulted in the judge granting our motion for summary judgment. The plaintiffs appealed the summary judgment and the Seventh Circuit of the U.S. Court of Appeals has affirmed the judgment. The time for an appeal to the U.S. Supreme Court has expired, and therefore, this action is concluded.

     We settled a lawsuit against PDVMR and CITGO in Illinois state court which claimed damages as a result of PDVMR invoicing a partnership in which it is a partner, and an affiliate of the other partner of the partnership, allegedly excessive charges for electricity utilized by these entities' facilities located adjacent to the Lemont, Illinois refinery. The electricity supplier to the refinery is seeking recovery from us of alleged underpayments for electricity. We have denied all allegations and are pursuing our defenses.

     In May 1997, a fire occurred at our Corpus Christi refinery. Approximately seventeen related lawsuits were filed in federal and state courts in Corpus Christi, Texas against us on behalf of a number of individuals, currently estimated to be approximately 5,000, alleging property damages, personal injury and punitive damages. In September 2002, we reached an agreement to settle substantially all of the claims related to this incident for an amount that will not have a material financial impact on us.

     In September 2002, a state District Court in Corpus Christi, Texas ordered us to pay property owners and their attorneys approximately $6 million based on alleged settlement of class action property damage claims as a result of alleged air, soil and groundwater contamination from emissions released from our Corpus Christi, Texas refinery. We have appealed the ruling to the Texas Court of Appeals.

     Litigation is pending in federal court in Lake Charles, Louisiana against us by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with our employment practices. A trial involving two plaintiffs resulted in verdicts for us. The court granted us summary judgment with respect to another group of claims; these rulings have been affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases are set to begin in December 2003. We do not expect that the ultimate resolution of these cases will have an adverse material effect on our financial condition or results of operations.

     We are one of several refinery defendants to state and federal lawsuits in New York and state actions in Illinois and California alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. Plaintiffs claim that MTBE is a defective product and that refiners failed to adequately warn customers and the public about risks associated with the use of MTBE in gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. The plaintiffs filed putative class action lawsuits in federal courts in Illinois, California, Florida and New York. We were named as a defendant in all but the California case. The federal cases were all consolidated in a Multidistrict Litigation case in the United States District Court for the Southern District of New York ("MDL"). In July 2002, the court in the MDL case denied plaintiff's motion for class certification. The California plaintiffs in the MDL action then dismissed their federal lawsuit and refiled in state court in California. We do not expect that the resolution of the MDL and California lawsuits will have a material impact on our financial condition or results of operations. In August 2002, a New York state court judge handling two separate but related individual MTBE lawsuits dismissed the plaintiffs' product liability claims, leaving only traditional nuisance and trespass claims for leakage from underground storage tanks at gasoline stations near plaintiffs' water wells. Subsequently, a putative class action involving the same leaking underground storage tanks has been filed. We anticipate filing a motion to dismiss the product liability claims and will also oppose class certification. Also, in late October 2002, The County of Suffolk, New York, and the Suffolk County Water Authority filed suit in state court, claiming MTBE contamination of that county's water supply. The Illinois state action has been brought on behalf of a class of contaminated well owners in Illinois and a second class of all well owners within a defined distance of leaking underground storage tanks. The judge in the Illinois state court action is expected to hear plaintiffs' motion for class certification in that case sometime within the next year.

     In August 1999, the U.S. Department of Commerce rejected a petition filed by a group of independent oil producers, including us, to apply antidumping measures and countervailing duties against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. The petitioners appealed this decision before the U.S. Court of International Trade based in New York, where the matter is still pending. On September 19, 2000, the Court of International Trade remanded the case to the Department of Commerce with instructions to reconsider its August 1999 decision. The Department of Commerce was required to make a revised decision as to whether or not to initiate an investigation within 60 days. The Department of Commerce appealed to the U.S. Court of Appeals for the Federal Circuit, which dismissed the appeal as premature on July 31, 2001. The Department of Commerce issued its revised decision, which again rejected the petition, in August 2001. The revised decision was affirmed by the Court of International Trade on December 17, 2002. The independent oil producers may or may not appeal the decision of the Court of International Trade.

     Approximately 140 lawsuits are currently pending in state and federal courts, primarily in Louisiana and Texas arising from asbestos related illness, in which we are a named defendant. The cases were brought by former employees and contractor employees seeking damages for asbestos related illnesses allegedly resulting from exposure at refineries owned or operated by us in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. In many of these cases, there are multiple defendants. In some cases, we are indemnified by or have the right to seek indemnification for losses and expenses that we may incur from prior owners of the refineries or employers of the claimants. We do not believe that the resolution of the cases will have an adverse material effect on our financial condition or results of operations.

                                   MANAGEMENT

     The following table sets forth the names and titles of our board of directors and executive officers as of February 2003.

NAME                                                POSITION
----                                                --------
Oswaldo Contreras Maza..   President, Chief Executive Officer and Director
W.A. DeVore.............   Senior Vice President, Marketing and Lubricants
Eddie Humphrey..........   Senior Vice President, Finance & Administration and Chief
                           Financial Officer
Adolph Lechtenberger....   Senior Vice President, Refining and Petrochemicals
Jerry Thompson..........   Senior Vice President, Supply and Distribution
Peer L. Anderson........   Vice President and General Counsel
Bob Funk................   Vice President, Corporate Planning & Economics
Bob Kostelnik...........   Vice President, Health, Safety, Security of Assets and
                           Environmental Protection
Terry Charles...........   General Auditor
Larry Krieg.............   Controller and Chief Accounting Officer
Aires Barreto...........   Chairman, Board of Directors
Eudomario Carruyo.......   Director
Luis Davila.............   Director
Ivan Hernandez..........   Director
William Padron..........   Director
Alfredo Riera...........   Director

OUR EXECUTIVE OFFICERS

  OSWALDO CONTRERAS MAZA
  PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CITGO PETROLEUM CORPORATION

     Oswaldo Contreras joined CITGO in October 2000 as President and CEO. He is a Brigadier General in the Venezuelan army and graduated from the Venezuelan Military Academy in 1976 with a bachelors degree in military sciences and arts. In 1983, he graduated with a nuclear engineering degree from the University of Michigan. In 1992, he completed the Venezuelan Army's Command and General Staff Course. He went on to advanced studies in global planning at the Venezuelan Planning Institute (IVEPLAN), and, in 1998, he attended the United States Army War College in Pennsylvania.

     In his army career, he served as UN Military Observer, commander of an engineering battalion, Army Budget Director, Defense Budget Director and Army Information Technology Director. In February 1999, he was appointed Vice President of PDVSA with responsibility for human resources and shared services in Caracas. He recently headed the executive committee of the second Summit of Sovereigns, Heads of State and Government of the OPEC member countries.

     Contreras serves on the Board of Directors of INTESA (an information technology consulting service for Latin American organizations), Venezuelan American Association of the United States, Tulsa Area United Way and the Indian Nations Council of Boy Scouts of America. He is a trustee of The Philbrook Museum of Art and a vice president of the Muscular Dystrophy Association, of which CITGO is a national sponsor.

  W.A. DEVORE
  SENIOR VICE PRESIDENT, MARKETING AND LUBRICANTS

     W.A. DeVore joined CITGO Petroleum in November 1997 as Senior Vice President, Marketing. His responsibilities include the domestic and international marketing and sales of light oils and lubricants, and terminal operations. He is a graduate of West Texas A&M University with a bachelor of science in chemistry. DeVore had 30 years experience in the petroleum industry prior to joining CITGO. Previously, he served as Marketing Vice President of The UNO-VEN Company from 1995 to 1997. Prior to that, he held positions in marketing and chemicals general management at Phillips Petroleum Company. He began his career in the petroleum industry with Phillips Petroleum in 1967.

  EDDIE HUMPHREY
  SENIOR VICE PRESIDENT FINANCE & ADMINISTRATION AND CHIEF FINANCIAL OFFICER

     Eddie Humphrey joined CITGO in 1978. He is responsible for the Corporate Controllers group, Bank Operations, Treasurers group, Insurance and Risk, Budgets and Performance Analysis, Tax and Administrative Services. Humphrey previously served as the Company's Treasurer and Corporate Controller. Prior to joining CITGO, Humphrey received his bachelors degree in Finance from Oklahoma State University and holds a masters of business administration from the University of Tulsa.

  ADOLPH LECHTENBERGER
  SENIOR VICE PRESIDENT, REFINING AND PETROCHEMICALS

     Adolph Lechtenberger joined CITGO in 1991 with the integration of the Champlin organization. His current responsibilities include the Lake Charles Manufacturing Complex, the Corpus Christi Refinery, the Lemont Refinery, the Petrochemicals business unit, as well as CITGO's interest in the Lyondell-CITGO joint venture in Houston. Lechtenberger is a graduate of the University of Arkansas with a bachelor of science in chemical engineering and holds a master of science in chemical engineering from the University of Colorado.

     He previously served as Vice President, Lake Charles Manufacturing Complex. He joined Champlin as Operations Manager in 1990 and was named General Manager Refining in 1991. Prior to joining Champlin, Lechtenberger was employed by Exxon Company, USA for 19 years. During his 19-year career with Exxon Company, USA, he held positions in the Benicia Refinery, Colony Shale Project, Carter Mining Company, Exxon Refining Headquarters, Billings Refinery and the Baton Rouge Refinery.

  JERRY THOMPSON
  SENIOR VICE PRESIDENT, SUPPLY AND DISTRIBUTION

     Jerry Thompson joined CITGO in 1971. As Senior Vice President of Supply and Distribution he is responsible for the supply, trading and distribution of all crude, intermediate feedstocks and refined products for the Light Oils, Lubes and Petrochemicals business units. In addition, Thompson is responsible for the Information Technology and Health, Safety, Security of Assets and Environmental Protection departments. He also chairs the Short Term Operating Committee. He is a graduate of Colorado School of Mines with a degree in chemical and petroleum refining engineering. He began his career at the Lake Charles, Louisiana, refinery as a process engineer and advanced through several technical and operations supervisory and management positions.

     Thompson became Vice President of Refining for CITGO in 1987, Vice President of Corporate Planning & Economics in 1994, Vice President Supply and Logistics in 1995, Vice President, Development & Technological Excellence in 1998, and in 1999 was named a Senior Vice President.

  PEER L. ANDERSON
  VICE PRESIDENT AND GENERAL COUNSEL

     Peer L. Anderson joined CITGO in his present capacity in September 1986. His current responsibilities include the legal department, and he serves as Corporate Secretary for CITGO's Board of Directors. He holds a bachelor of arts degree and a juris doctorate from the University of Oklahoma and a master of laws degree from George Washington University.

     He previously served as Director, Corporate Legal Services for Reading & Bates Corporation from 1977 to 1986, as an attorney with Cities Service Company from 1973 to 1977 and with the U.S. Army Judge Advocate General's Corps from 1969 to 1973.

  BOB FUNK
  VICE PRESIDENT, CORPORATE PLANNING & ECONOMICS

     Bob Funk joined CITGO in 1968. He is responsible for all budgeting and planning activities for the company including preparation of annual operating and capital budgets, the Long Range Plan and Corporate Performance Measures. He currently serves as Management Committee Chairman of the Nelson Industrial Steam Co., an electricity and steam cogeneration plant at Westlake, Louisiana. He holds a bachelor of science degree in chemical engineering from the University of Kansas.

     Funk has served in various staff and technical positions at the Lake Charles Manufacturing Complex and the Tulsa headquarters. Since the formation of CITGO Petroleum Corporation in 1983, he has served as General Manager Lube Operations, General Manager Facilities Planning and General Manager Business Planning and Economics.

  BOB KOSTELNIK
  VICE PRESIDENT, HEALTH, SAFETY, SECURITY OF ASSETS AND ENVIRONMENTAL
  PROTECTION

     Bob Kostelnik, joined CITGO in 1992. As CITGO's Vice President, Health, Safety, Security of Assets and Environmental Protection, he is responsible for overseeing CITGO's health and safety activities as well as asset security and environmental protection. Prior to being named to his current position, Kostelnik was Vice President and General Manager of CITGO's Corpus Christi refinery. He is a graduate of the University of Missouri at Rolla with a bachelor of science in mechanical engineering.

     He has served as General Manager Operations at the Lake Charles Manufacturing Complex, with operations and maintenance responsibility for the Lake Charles Refinery and the CITGO lubricants and wax plant. He has ten years of service at CITGO and a total of 30 years in the refining industry.

  TERRY CHARLES
  GENERAL AUDITOR

     Terry Charles is the Principal Auditing Officer of CITGO and has the responsibility of directing a continuous and comprehensive program of audits of CITGO to evaluate its operating, administrative and financial controls and to test the adequacy of its operating and accounting systems.

     Prior to his CITGO career, Charles was the General Manager of Discontinued Operations for Cities Service Company, and he was involved in the original creation of CITGO, and instrumental in the negotiations and sale of CITGO to The Southland Corporation. Upon the sale in 1983, Charles became the Corporate Controller and Chief Accounting Officer for CITGO and remained so until being appointed the General Auditor.

     Charles graduated from Oklahoma State University with a bachelors degree in accounting. After graduating, he began his business career with Arthur Young & Company, Certified Public Accountants, in Tulsa. After approximately one year with Arthur Young, Mr. Charles took a leave of absence and spent almost 5 years in the United States Navy as a Naval Flight Officer, returning for several more years at Arthur Young before beginning his career with CITGO/Cities Service. Charles has been with CITGO/Cities Service for 29 years.

  LARRY KRIEG
  CONTROLLER AND CHIEF ACCOUNTING OFFICER

     Larry Krieg joined CITGO in 1984. He is responsible for all corporate accounting functions including business unit accounting support as well as internal and external financial reporting. Krieg previously served as manager of accounting functions in supply and logistics, Lake Charles refinery operations and lubricant operations. He has also served as Manager, Internal Audit. Krieg received his bachelors degree in Accounting from Oklahoma State University. He is a Certified Public Accountant and Certified Internal Auditor. In addition to his responsibilities at CITGO, Krieg serves on the board of the Parent Child Center of Tulsa.

OUR BOARD OF DIRECTORS

  AIRES BARRETO

     Aires Barreto, Chairman of CITGO's Board of Directors, received a masters degree in hydrocarbons economics and administration from Loughborough University, England in 1968. Barreto is a chemical engineer who graduated from the Instituto Quimico Sarria, Spain in 1968 and received a bachelors degree in chemistry from the University of Bombay, India in 1963. He joined Compania Shell de Venezuela in 1974, where he held several technical and supervisory positions, mainly at the Cardon refinery.

     Barreto has served in various positions with PDVSA including Refining Planning Manager at the Maraven refinery, Manufacturing Manager at the Cardon refinery, Planning Manager of Intevep, General Manager Refining, Petrochemicals, and Technology of Intevep, Manufacture Planning Manager, Corporate Topics Manager, Director of Pequiven and PDVSA Vice President.

  EUDOMARIO CARRUYO

     Eudomario Carruyo, Executive Director of Corporate Finance of PDVSA, received a bachelor's degree in public accounting from Universidad del Zulia in 1972. Carruyo has 36 years of experience in the Venezuelan oil industry.

     Previously, Carruyo worked at Palmaven for six years and last served as a board member. He was also a member of the boards of several Palmaven joint ventures and held several other positions in the company. Before Palmaven, Carruyo worked for Corpoven, another PDVSA affiliate, having held several high-level managerial positions, including Corporate Treasurer, Corporate Comptroller, Corporate Budget and Economic Evaluations Manager, Corporate Manager of Accounting, Finance Manager, and Cost Manager.

  LUIS DAVILA

     Luis Davila is Executive Director of International Business and Finance for PDVSA. In addition to his service on CITGO's Board of Directors, he is also a member of the board for several other PDVSA international affiliates. He holds a bachelors degree in political science and administration from the Central University of Venezuela and two masters degrees from American University in Washington D.C., one in financial sciences and the other in management of state enterprises.

     Davila joined Petroleos de Venezuela in 1982 and has held several financial supervisory and managerial positions. He has also served as Principal Director and Vice President of PDVSA Finance and Director of Interven, Deltaven, Propernyn NV, PDV Insurance Company and Proesca.

  IVAN HERNANDEZ

     Ivan Hernandez started his oil industry career with Creole Petroleum Corporation in 1957 and held several technical and supervisory positions in the Amuay refinery. In 1976, Hernandez was assigned to the Benicia refinery in California. He returned to Amuay a year later to manage the specialties and crude oil logistics departments. In 1980, he joined the team in charge of carrying out Amuay's deep conversion upgrade project.

     Seven years later, he was assigned to the refining department of Champlin Petroleum in Texas. Hernandez returned to Venezuela and was appointed Deputy Manager of the Amuay refinery in 1992 and General Manager in 1994. After the integration of the Amuay and Cardon refineries in 1997, Hernandez became the first General Manager of the Paraguana refining center, the largest refining complex in the world.

  WILLIAM PADRON

     William Padron is a chemical engineer with a degree from Villanova University in Pennsylvania. He began his career at PDVSA in 1979 as a Process Engineer at the Amuay refinery. He held various technical, supervisory and management positions there, including Terminal Manager and Operations Planning Coordinator.

     After transferring from the Amuay refinery in 1988, Padron held various positions at PDVSA affiliates, PDVSA's Corporate Center and PDVSA's Office of the President, including assignments in human resources, supply, finance, strategic and corporate planning, and corporate topics. Since 2001, Padron has served as Deputy General Manager of Operadora Cerro Negro, S.A., in charge of PDVSA and other joint venture participants' assets used for the production and upgrading of Venezuelan extra heavy crude oil from the Orinoco tar belt.

  ALFREDO RIERA

     Alfredo Riera graduated from the University of Tulsa with a degree in mechanical engineering. He also holds a masters in business administration from Carabobo University in Venezuela and has attended management courses at Harvard and the University of Georgia. He has more than 30 years of experience in the oil industry, having started his career at Mobil. Since 1984, he has held a number of administrative and managerial positions in the petrochemical industry in strategic planning, new project development, operations management, technical maintenance, and implementation planning.

     Between 1990 to 1999 he was Manager of the Fertilizers Business Unit, and between 1987 and 1998 he held leadership positions in several mixed-capital firms affiliated with Pequiven. In 2000, he was advisor to the PDVSA President. At the same time, he was assigned to the Production and Trade Ministry as General Director for Planning and Trade, coordinating PDVSA's projects pertaining to domestic and international markets. In February 2001, he was appointed Managing Director of Bitor, a PDVSA affiliate, and he was made president in 2002.

  OSWALDO CONTRERAS MAZA

     In addition to serving as President and CEO of CITGO, Oswaldo Contreras serves on the CITGO Board of Directors and is responsible for setting CITGO's course toward achieving our vision: "To be the World's Benchmark Energy Corporation."

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                           RELATED PARTY TRANSACTIONS

PDVSA LONG-TERM SUPPLY AGREEMENTS

     We purchase approximately one-half of the crude oil processed in our refineries from subsidiaries of PDVSA under long-term supply agreements. Copies of these agreements are filed as exhibits to reports that we file with the SEC. See "Where You Can Find More Information." These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. We purchased $3.3 billion, $3.0 billion and $3.2 billion of crude oil, feedstocks and other products from wholly owned subsidiaries of PDVSA in 2002, 2001, and 2000 respectively, under these and other purchase agreements.

     Like most sales agreements, each of these four long-term crude oil supply contracts with PDVSA contains a provision which relieves the adversely affected party from performing or fully performing under the contract because of a force majeure event, such as an Act of God, an event reasonably beyond the control of a party or a governmental order, directive, law, or regulation. During the last few years, PDVSA has on numerous occasions been obligated to curtail production following an order of the Venezuelan government, issued in response to an OPEC decision to reduce production, and has invoked the force majeure provision under these four long-term crude oil supply contracts and with its other customers. As a consequence, for extended periods of time we have received reduced deliveries of crude oil from PDVSA.

     PDVSA has invoked the force majeure provisions under the contracts at certain points during each of 2000, 2001 and 2002 for varying periods of time and for a variety of reasons. As a result of these declarations of force majeure, we were required to obtain crude oil from alternative sources, which resulted in increased volatility in our operating margins.

     In connection with the long-term crude supply agreements for our two Gulf Coast refineries, both PDVSA and we have typical termination rights for mutual termination, material default, failure to pay, and bankruptcy. However, both long-term crude supply agreements can be terminated by either party if PDVSA is no longer an owner of us. Further, if PDVSA were to fail to deliver to us the base volumes under these long-term crude supply agreements and such failure to deliver were not excused by force majeure, PDVSA would be required to pay an amount to us for such shortfall volume at the Lake Charles refinery equal to the shortfall volume multiplied by the applicable volume charge (the deemed gross margin which is adjusted by inflation) and at the Corpus Christi refinery equal to the shortfall volume multiplied by the applicable volume charge and the applicable fixed costs. In addition the supply from PDVSA for our two Gulf Coast refineries under certain circumstances is ensured by supplemental crude supply agreements. These agreements obligate PDVSA to supply to us the base volumes from non-Venezuelan sources if PDVSA has failed to supply such base volume, PDVSA is not excused under the supply agreements, or the failure is the result of a governmental act, regulation, law, or restraint imposed by the Bolivarian Republic of Venezuela that is not (1) a general embargo prohibiting exports to all purchasers in the United States, rather than to us alone or as part of a limited group, or (2) a health, police, military, judicial, or regulatory measure of general applicability that temporarily impedes the production or export of crude oil in Venezuela. The supplemental agreements also contain force majeure provisions which excuse the performance by either party of obligations under the supplemental agreement under certain circumstances. The supplemental crude supply agreements are governed by New York law, and PDVSA has subjected itself to the jurisdiction of the state and federal courts in Manhattan.

     During 2000, 2001 and 2002, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     The crude oil supply contracts incorporate formula prices based on the market value of a number of refined products deemed to be produced from each particular crude oil, less

     - certain deemed refining costs adjustable for inflation;

     - certain actual costs, including transportation charges, natural gas and electricity and import duties and taxes; and

     - a deemed margin, which varies according to the grade of crude oil.

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

     At December 31, 2002 and 2001, $262 million and $185 million, respectively, were included in payables to affiliates as a result of these transactions.

     Most of the crude oil and feedstocks purchased by us from PDVSA are delivered on tankers owned by PDV Marina, S.A., a wholly-owned subsidiary of PDVSA. In 2002, 56% of the PDVSA crude oil delivered to the Lake Charles and Corpus Christi refineries was delivered on tankers operated by this PDVSA subsidiary.

OTHER PURCHASE AND SALE ARRANGEMENTS WITH AFFILIATES

     We also purchase refined products from various other affiliates including LYONDELL-CITGO, HOVENSA and Chalmette, under long-term contracts. These agreements incorporate various formula prices based on published market prices and other factors. Such purchases totaled $3.5 billion, $3.4 billion and $5.3 billion, for 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, $110 million and $73 million, respectively, were included in payables to affiliates as a result of these transactions.

     LYONDELL-CITGO owns and operates a 265 MBPD refinery in Houston, Texas. LYONDELL-CITGO was formed in 1993 by subsidiaries of us and Lyondell. The heavy crude oil processed by the Houston refinery is supplied by PDVSA under a long-term crude oil supply agreement through the year 2017. Under this agreement, LYONDELL-CITGO purchased approximately $1.3 billion of crude oil and feedstocks at market related prices from PDVSA in 2002. We purchase substantially all of the gasoline, diesel and jet fuel produced at the Houston refinery under a long-term contract. Various disputes exist between LYONDELL-CITGO and the partners and their affiliates concerning the interpretation of these and other agreements between the parties relating to the operation of the refinery.

     Our participation interest in LYONDELL-CITGO was approximately 41% at December 31, 2002, in accordance with agreements between us and Lyondell concerning such interest. We held notes receivable from LYONDELL-CITGO of $35 million at December 31, 2002. The notes bear interest at market rates which were approximately 2.4% at December 31, 2002, and are due in December 2004.

     In October 1998 an affiliate of PDVSA acquired a 50% equity interest in HOVENSA and has the right under a product sales agreement to assign periodically to us, or other related parties, its option to purchase 50% of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed us as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement. Pursuant to the above arrangement, we acquired approximately 100 MBPD of refined products from the refinery during 2002, approximately one-half of which was gasoline.

     We had refined product, feedstock, and other product sales to affiliates, primarily at market-related prices, of $277 million, $248 million, and $205 million in 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, $94 million and $64 million, respectively, was included in due from affiliates as a result of these and related transactions.

OTHER INTERCOMPANY AGREEMENTS

     Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and terminating value due under the lease of the Corpus Christi refinery facilities. We have also guaranteed debt of certain affiliates.

     We and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed us as its agent to handle the payment of such liabilities on its behalf. As such, we calculate the taxes due, allocate the payments among the members according to the agreement and bill each member accordingly. Each member records its amounts due or payable to us in a related party payable account. At December 31,

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2002 and 2001, we had net related party receivables related to federal income taxes of $25 million and $23 million, respectively.

     In August 2002, three affiliates entered into agreements to advance excess cash to us from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc., $30 million with PDV America and $10 million with PDV Holding. The notes bear interest at rates equivalent to 30-day LIBOR plus 0.875% payable quarterly. Amounts outstanding on these notes at December 31, 2002 were $5 million, $30 million and $4 million from PDV Texas, PDV America and PDV Holding, respectively, and are included in payables to affiliates in our consolidated balance sheet.

     Prior to the formation of PDV Holding as the common parent in the 1997 tax year, we and PDV America were parties to a tax allocation agreement. In 1998, $8 million due from us to PDV America under this agreement for the 1997 tax year was classified as a noncash contribution of capital. In 1999, $11 million due from PDV America to us under this agreement for the 1998 tax year was classified as a noncash dividend. Amendment No. 2 to the Tax Allocation Agreement was executed during 2000. This amendment eliminated the provisions of the agreement that provided for these noncash contribution and dividend classifications effective with the 1997 tax year. Consequently, the classifications made in the prior two years were reversed in 2000. In the event that we should cease to be part of the consolidated federal income tax group, any amounts included in shareholder's equity under this agreement are required to be settled between the parties in cash (net $2 million payable to PDV America at December 31, 2002 and 2001). At December 31, 2002, we had income taxes payable of $20 million included in other current liabilities. At December 31, 2001, we had income tax prepayments of $76 million included in prepaid expenses.

     We also guarantee certain indebtedness of several affiliates.

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